UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2010 (February 12, 2010)

Mercury Computer Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Riverneck Road, Chelmsford, Massachusetts 01824

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 256-1300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 12, 2010, Mercury Computer Systems, Inc. (the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Lender”). The following summary of the Loan Agreement is qualified in its entirety by reference to the loan and security agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Loan Agreement provides for a $15.0 million revolving line of credit (the “Revolver”) and a $20.0 million acquisition line (the “Term Loan”). The entire amount of the Revolver is available for letters of credit, cash management services, and foreign exchange. The Revolver is available for borrowing during a two-year period, with interest payable monthly and principal due at the February 11, 2012 maturity of the Revolver. The Term Loan is available for up to three separate borrowings, with total borrowings not to exceed $20.0 million, until February 11, 2012. The Term Loan is interest only through the August 1, 2010, payment date, and converts to interest and principal payments starting on the September 1, 2010, payment date through the February 11, 2014, maturity of the Term Loan.

The interest rates applicable to borrowings under the Loan Agreement involve various rate options that are available to the Company. The rates are calculated using a combination of conventional base-rate measures plus a margin over those rates. The base rates consist of LIBOR rates and prime rates. The actual rates will depend on the level of these underlying rates plus a margin based on the Company’s leverage at the time of borrowing.

Borrowings under the Loan Agreement are secured by a first-priority security interest in all of the Company’s domestic assets (other than the Company’s auction rate securities), including intellectual property, but limited to 65% of the voting stock of foreign subsidiaries. The Company’s Mercury Federal Systems, Inc. subsidiary is a guarantor and has granted a security interest in its assets in favor of the Lender. The Lender may require Mercury Computer Systems Limited, the Company’s United Kingdom subsidiary, or Nihon Mercury Computer Systems, K.K., the Company’s Japanese subsidiary, to provide guarantees in the future if the cash or assets of such subsidiaries exceed specified levels.

The Loan Agreement provides for conventional affirmative and negative covenants, including a minimum quick ratio of 1.5 to 1.0. If the Company has less than $10.0 million of cash equivalents in accounts with the Lender in excess of the Company’s borrowings under the Loan Agreement, the Company must also satisfy a $15.0 million minimum trailing-four-quarter cash-flow covenant. In addition, the Loan Agreement contains certain customary representations and warranties, and events of default. The Loan Agreement requires the Company to exercise the put option for its auction rate securities (the “ARS”) within 30 days of June 30, 2010, and to use the proceeds from the ARS to pay off the Company’s outstanding borrowings under the Company’s existing ARS credit facility with UBS.

The Company may use the borrowings under the Loan Agreement to fund acquisitions, for working capital, and for general business purposes. The Company did not borrow under the Loan Agreement at the February 12, 2010, closing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement dated February 12, 2010 between Mercury Computer Systems, Inc. and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 19, 2010	MERCURY COMPUTER SYSTEMS, INC.

	By:	/s/ Alex A. Van Adzin
Alex A. Van Adzin
Vice President, General Counsel, and Corporation Secretary

Exhibit Index

Exhibit No.	Description
10.1	Loan and Security Agreement dated February 12, 2010 between Mercury Computer Systems, Inc. and Silicon Valley Bank.

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